UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C.  20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): April 11, 2017

Diplomat Pharmacy, Inc.

(Exact Name of Registrant as Specified in its Charter)

Michigan (State or Other Jurisdiction of Incorporation)	001-36677 (Commission File Number)	38-2063100 (IRS Employer Identification No.)

4100 S. Saginaw St.

Flint, Michigan 48507

(Address of Principal Executive Offices)  (Zip Code)

(888) 720-4450

(Registrant’s Telephone Number, Including Area Code)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐                Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐                Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐                Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐                Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02                        Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

On April 11, 2017, Diplomat Pharmacy, Inc. (the “Company”) announced it has appointed Atul Kavthekar to serve as the Company’s Chief Financial Officer, effective May 1, 2017.  Mr. Kavthekar, age 49, has over two decades of financial experience, including most recently at LivingSocial, Inc., an e-commerce retailer where he served as Chief Financial Officer from June 2015 to December 2016 and was responsible for overall financial and operational improvement of the business. Mr. Kavthekar also spent time as Head of Corporate Development for Sears Holding Corporation’s health and wellness division which included the Kmart Pharmacy business, from December 2013 to May 2015, and as Division CFO of e-commerce for Walgreen Co. from December 2009 to December 2013.  Prior to these positions, he held a number of positions in the financial industry, focusing on investment banking and mergers and acquisitions.

Pursuant to an offer letter issued to Mr. Kavthekar, his base salary will be $400,000 annually.  He will be eligible for (i) a cash bonus in 2017, with a target amount of 50% of his annual base salary, and (ii) annual equity compensation, with a target amount of 100% of his base salary, in each case prorated for 2017. In addition, the Company will grant Mr. Kavthekar options to purchase 200,000 of the Company’s common shares, at an exercise price equal to the closing price of the Company’s common stock on the grant date, vesting in equal annual installments over a four-year period.  Mr. Kavthekar also will be entitled to participate with other senior executive officers in any of the Company’s employee fringe benefit plans and he will be reimbursed for certain business expenses.

A copy of the Company’s news release announcing the foregoing appointment is attached hereto as Exhibit 99.1 and is incorporated herein by reference.

Item 9.01                                           Financial Statements and Exhibits.

(d)                                 Exhibits

Exhibit No.	Description

99.1	Company news release dated April 11, 2017

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, as amended, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Diplomat Pharmacy, Inc.

By:	/s/ Philip R. Hagerman
Philip R. Hagerman
Chief Executive Officer

Date: April 11, 2017

EXHIBIT INDEX

Exhibit No.	Description

99.1	Company news release dated April 11, 2017